SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/X/     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required

/ /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a6(i)(2) or
        Item 22(a)(2) of Schedule 14A.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           1)   Title of each class of securities to which transaction applies:
                ________________________
           2)   Aggregate number of securities to which transaction applies:
                ________________________
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                ________________________
           5)   Total fee paid: _______________________

/ /     Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

               [Wisconsin Central Transporation Corporation logo]


                                November 14, 2000


TO:     All Employees


All employees who own stock in WC will receive a letter (and consent materials) from the Burkhardt dissident shareholder group. It saddens me that the group has chosen to solicit employee support in this fashion. The management team and I will do all we can to protect the interest of the company and its employees during this difficult time. As employees, you need to be aware of several key points:

* You are free to vote your conscience in this matter, and, contrary to what they want you to believe, your vote will be respected. No one will be affected in their employment by the current management because of their vote. I would hope the Burkhardt group would make the same written commitment.

* The Wisconsin Central System remains a set of great companies. While their harsh comments and criticisms are an attempt to win shareholder votes, our just-released third quarter results reflect the continuing strength of our North American operation, even at a difficult time for the railroad industry. You should take pride in your accomplishments, which are legion.

* Stay Focused. All of us have specific roles to play to ensure that the company continues to function effectively. Accusations will be leveled at us and rumors will run rampant over the next several weeks; emotions may run high. Maintaining our focus on day-to-day operations is absolutely essential for our continued success.

* Safety is of paramount importance. With the potential for distraction high, all of us must take special steps to ensure that our co-workers and we continue to work as safely as possible. Railroads present an unforgiving environment and leave no room for less than 100% concentration on the task at hand.


History cannot be unmade, and the events unleashed on October 20 cannot be repealed. All of us here at Wisconsin Central System have a substantial stake in the outcome of this process. While we wait, we need to keep our focus on maintaining safety and upholding our reputation as the best railway in North America.


Reilly McCarren

This information was furnished on behalf of Wisconsin Central Transportation Corporation, its Board of Directors and Management. Information regarding the participants in Wisconsin Central's consent revocation solicitation and their interest in such solicitation may be obtained by reviewing Wisconsin Central's consent revocation materials filed with the Securities and Exchange Commission ("SEC") on November 14, 2000. Wisconsin Central is sending its stockholders definitive consent revocation materials, which should be read as they contain important information. A copy of Wisconsin Central's definitive consent revocation materials may be obtained free of charge at the SEC's web site at http://www.sec.gov .